Exhibit 10.11X

“Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with “~~[REDACTED]~~” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.”

PURCHASE AND SALE AGREEMENT

AND ESCROW INSTRUCTIONS

This Purchase and Sale Agreement and Escrow Instructions (“Agreement”) dated May 27, 2026 (the “Effective Date”) is made between MAUI LAND & PINEAPPLE COMPANY, INC., a Delaware corporation, as “Seller”, and DC KAPALUA 1 PROPERTY, LLC, a Delaware limited liability company, or permitted assignee, as “Buyer”, with reference to the following:

A.         Seller owns fee simple title to (i) Lot 2-D of the “Kapalua Makai Subdivision No. 1” located in Kapalua, Maui, Hawaii, containing approximately 382,587 square feet (approximately 8.783 acres) and identified by Tax Map Key No. (2) 4-2-004-068 (“Lot 2-D”) and (ii) Tax Map Key No. (2) 4-2-004-067 (“Adjacent Parcel”).

B.         Lot 2-D and the Adjacent Parcel are located within the Project District established by the Zoning Code of the County of Maui, Maui County Code Chapter 19.73 (the “Project District Ordinance”) that is identified as Lahaina Project District 1 (Kapalua) (the “Project District”). The Project District is located within the Kapalua Resort, a master-planned resort community established by Seller.

C.         Seller secured a Special Management Area Use Permit and Project District Phase II approvals dated July 10, 2007 (the “Existing SMA Permit”) from the Planning Commission of the County of Maui for the development of the Land and certain adjacent lands owned by Seller within the Kapalua Resort.

D.         Buyer desires to acquire (i) Lot 2-D and (ii) up to 3.5 acres of the Adjacent Parcel as conceptually depicted in Exhibit 1 (the “Additional Land” and, together with Lot 2-D, the “Land”) in order to develop ~~[ REDACTED ]~~.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller and Buyer agree as follows:

1.    PURCHASE OF PROPERTY. Pursuant and subject to the terms of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property (as described in Section 2.1), in consideration of the payment of the Purchase Price (as described in Section 2.4) and the respective promises of the parties set forth in this Agreement.

2.    BASIC TERMS.

2.1    Property. The “Property” shall mean (a) the Land, (b) all existing improvements on the Land, (c) all easements, rights of way and other rights, if any, appurtenant to the Land, (d) all of Seller’s rights in and to the governmental agency approvals and entitlements pertaining to the Land and other intangible assets or rights relating to the Land, (e) all of Seller’s interest as lessor under the Leases identified below regarding portions of the Property that Buyer elects to assume at Closing pursuant to Section 4.1, and (f) all of Seller’s interest in the existing utility company water meters, wastewater connections and electrical meters located on and assigned to Lot 2-D that are listed on Schedule 2.1 (“Existing Utilities”). The Property shall expressly exclude any water meters or utility connections assigned to the Adjacent Land even if presently located on the Additional Land, and personal property, supplies or equipment belonging to Seller or any of its affiliates (which Seller shall remove prior to Closing) or belonging to any existing tenants under Leases at the Property that are currently stored or maintained on the Property or stored or maintained on the Property at any time prior to Closing.

2.2    Buyer. “Buyer” shall mean DC KAPALUA 1 PROPERTY, LLC, a Delaware limited liability company, or its permitted assignee as provided in Section 14.1, whose address is ~~[ REDACTED ]~~.

2.3    Seller. “Seller” shall mean MAUI LAND & PINEAPPLE COMPANY, INC., a Delaware corporation, whose address is 500 Office Road, Lahaina, Hawaii 96761.

2.4    Purchase Price. “Purchase Price” shall mean the total sum of (i) TEN MILLION DOLLARS ($10,000,000.00) (the “Lot 2-D Price”), plus (ii) an amount determined by multiplying the acreage of the Additional Land as determined pursuant to Section 3.4 by $1,138,565 (subject to $569,282.50 credit) (the “Additional Land Price” and, together with the Lot 2-D Price, the “Closing Price”), plus (iii) the ~~[ REDACTED ]~~ in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00). By way of example, if the acreage of the Additional Land determined pursuant to Section 3.4 is 3.15 acres, the Additional Land Price will be $3,017,197.25 (3.15 acres x $1,138,565, less $569,282.50).

2.5    TERMS OF PURCHASE.

  (a)    Delivery of the Deposits.

(i)    The Initial Deposit.  An initial deposit of ONE MILLION DOLLARS ($1,000,000.00) (the “Initial Deposit”) shall be delivered to Escrow Holder by Buyer within two (2) Business Days after the Effective Date. As used in this Agreement, a “Business Day” means any day on which the Bureau of Conveyances of the State of Hawaii (“Bureau”) is open for the recording of deeds.

(ii)    The Additional Deposit. Within two (2) Business Days after the delivery of the Acceptance Notice set forth in Section 3.2(c) (“Acceptance Date”), Buyer shall deliver to Escrow Holder an additional deposit of ONE MILLION DOLLARS ($1,000,000.00) (the “Additional Deposit”) (the term “Deposits” will mean any portion of the Initial Deposit and the Additional Deposit delivered to Escrow Holder at a given time, and including all interest earned thereon). On the Acceptance Date and on each subsequent annual anniversary of the Acceptance Date through the date of Closing, One Hundred Thousand Dollars ($100,000.00) of the Deposits shall become nonrefundable to Buyer, except as otherwise expressly set forth in this Agreement, and shall be disbursed by Escrow Holder to Seller. All such funds released to Seller are referred to as “Released Funds,” but such Released Funds will remain applicable to the Closing Price. The remaining balance of the Deposits shall be refundable to Buyer as and to the extent provided for under the terms of this Agreement, except in instances where Buyer is entitled to a refund of the entirety of the Deposits pursuant to this Agreement. For example, if Buyer exercises its termination right under Section 3.3(c) three and a half years after the Acceptance Date, Seller shall retain the $400,000 in Released Funds it has received and Escrow Holder shall disburse the remaining $1,600,000 balance of the Deposits (plus accrued interest) to Buyer.

  (b)    Maintenance and Release of the Deposits. Upon Buyer’s request, the Escrow Holder shall invest the Deposits in one or more federally-insured deposit accounts approved by Buyer. Buyer shall bear all costs of establishing and maintaining such accounts. Interest accrued on the Deposits shall be applied in the same manner as the Deposits, provided that, if portions of the Deposits are disbursed to both Seller and Buyer, the interest accrued on the Deposits will be disbursed to Buyer. Upon the close of escrow for this transaction (“Closing”), the Deposits (including the Released Funds) shall be applied towards the Closing Price.

  (c)    Distribution of the Deposits.

(i)    Distribution to Seller. If this Agreement is terminated pursuant to (a) Section 7.1 or (b) any other termination right that provides for a release of the entire Deposits to Seller, then the entire Deposits will be released to Seller.

(ii)    Distribution to Buyer. If this Agreement is terminated pursuant to a termination right (a) exercised before the Due Diligence Period expires or (b) that provides for a return of the entire Deposits to Buyer (including the Released Funds), then the Escrow Holder will return the entire balance of the Deposits that it holds (including accrued interest) and Seller will refund the Released Funds to Buyer, without interest and less $100 of independent consideration which will be retained by Seller.

(iii)    Distribution to Seller & Buyer. If this Agreement is terminated pursuant to Section 3.3(c), Section 5.1, Section 5.2 or Section 12, then (x) the Released Funds shall be retained by Seller, and (y) the remainder of the Deposits held by Escrow Holder (including accrued interest) shall be returned to Buyer.

  (d)    Cash at Closing.  The Closing Price, less the Deposits, plus Buyer’s share of closing costs, prorations, and fees and charges payable pursuant to this Agreement, shall be delivered to Escrow Holder as provided in Section 6.3. This transaction is not contingent on financing.

2.6    Effective Date. The “Effective Date” of this Agreement shall be the date Seller and Buyer execute this Agreement as set forth in the opening paragraph.

2.7    Due Diligence Period. The “Due Diligence Period” shall mean the period commencing on the Effective Date and ending at 5:00 p.m. (local time in Hawaii) on the date that is ninety (90) days thereafter, for Buyer to determine to Buyer’s satisfaction as provided in Section 3.2 whether the Property is acceptable to Buyer and suitable for Buyer’s planned development, ownership and operation of the Property.

2.8    Closing Date. The “Closing Date” shall be the date designated by Buyer in its Closing Notice under Section 3.3(b).

2.9    Escrow Holder. The “Escrow Holder” shall mean Title Guaranty Escrow Services, Inc., whose address is 225 Queen Street, Suite 500, Honolulu, HI 96813,

2.10    Title Company. The “Title Company” shall mean Title Guaranty of Hawaii, LLC, whose address is 225 Queen Street, Suite 500, Honolulu, HI 96813.

2.11    Title Policy. The “Title Policy” shall mean an ALTA Extended Owner’s Policy of Title Insurance that the Title Company issues to Buyer in the amount of the Closing Price, with no exceptions or exclusions to coverage except for the following: (i) taxes against the Property not yet due and payable as of the Closing Date; (ii) the easements, reservations, covenants and exceptions as set forth in Schedule B of the Title Commitment (but excluding, however, (x) those Disapproved Exceptions that Seller agreed to cure pursuant to Section 3.1, (y) the Mandatory Cure Items, and (z) any pre-printed standard exceptions to the extent Buyer pays for the premium for the extended coverage portion of the Title Policy); (iii) encumbrances recorded pursuant to the terms of this Agreement (including the Declaration of Easements, ~~[ REDACTED ]~~ and the Limited Warranty Deed); and (iv) any supplemental declaration Seller deems necessary or prudent solely for the purpose to annex the Land to the Kapalua Resort Declaration (“Permitted Exceptions”). Seller shall have no obligation to issue any certifications, representations, affidavits, indemnities or other agreements to the Title Company in connection with the issuance of the Title Policy, except as otherwise required in Section 6.2.

2.12    Brokers. There are no brokers involved in this transaction and no commissions, finders fees or other like compensation shall be payable by Seller or Buyer to any third parties.

3.    INSPECTIONS & ENTITLEMENT’.

3.1    Title Condition.

(a)    Initial Title Commitment.

(i)    Title Objections. Buyer acknowledges receipt of a preliminary report from Title Company dated ~~[ REDACTED ]~~ (the “Preliminary Report”). During the Due Diligence Period, Buyer may, at Buyer’s expense, secure a survey of the Property prepared in accordance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys (the “Survey”). On or before the expiration of the Due Diligence Period, Buyer shall secure from the Title Company a commitment to issue the Title Policy to Buyer at Closing in the amount of the Purchase Price (the “Title Commitment”). No later than ten (10) days before the end of the Due Diligence Period, Buyer may disapprove of any of the matters reflected in the Preliminary Report, the Title Commitment or the Survey by delivering written notice to Seller and Escrow Holder (the “Notice of Defect”) specifying each matter which is disapproved by Buyer (each a “Disapproved Exception”) and stating the reasons for each disapproval. Buyer’s failure to deliver the Notice of Defect by such date shall be conclusively deemed to constitute Buyer’s approval of the Title Commitment and Survey (if any) and satisfaction of the title condition under this Section 3.1.

(ii)    Seller Response. Within five (5) days after receiving the Notice of Defect, Seller shall deliver to Buyer and the Title Company notice as to whether Seller will cure or not cure each of the Disapproved Exception(s). Seller’s commitment to cure a Disapproved Exception may be in the form of either (a) causing the release or discharge of a Disapproved Exception, or (b) arranging for the Title Company to insure over the Disapproved Exception that is of an ascertainable monetary amount not exceeding $100,000 or that Buyer otherwise approves of insuring over (such approval not to be unreasonably withheld, conditioned or delayed), each at Seller’s sole cost and expense. Buyer’s failure to receive any notice from Seller within that 5‑day period shall be deemed to be notice to Buyer that Seller elected not to cure the Disapproved Exception(s). If Seller elects not to cure one or more Disapproved Exception(s) or fails to respond to the Notice of Defect, Buyer may terminate this Agreement prior to the expiration of the Due Diligence Period by delivering notice of termination to Seller or by failing to deliver the Approval Notice, in which case Escrow Holder shall refund the Initial Deposit to Buyer. Unless this Agreement is terminated before the Due Diligence Period expires, Buyer will be deemed to have waived its disapproval of such Disapproved Exception(s) that Seller has elected not to cure and Buyer shall have agreed to accept such Disapproved Exception(s). After the Due Diligence Period, Seller shall not record any encumbrances on title to the Property, except as agreed upon in this Agreement, without Buyer’s written consent, which consent may be withheld in Buyer’s reasonable discretion. If Seller commits to cure any Disapproved Exceptions, Seller shall cure such Disapproved Exceptions prior to Closing in accordance with Seller’s commitment, the cure of such Disapproved Exceptions shall be a condition precedent to Buyer’s obligation to consummate the Closing hereunder, and failure to so cure a Disapproved Exception will constitute a default of Seller’s obligations; provided, however, Seller may adjourn the Closing for a period of 30 days to cure such Disapproved Exception.

A Disapproved Exception shall be considered to have been cured by Seller if the Title Company agrees to issue the Title Policy to Buyer either without that Disapproved Exception being reflected as an exception to coverage under the Title Policy or noting such exception and providing an endorsement insuring over such noted exception, provided that the Disapproved Exception is of an ascertainable monetary amount not exceeding $100,000 or that Buyer otherwise approves of insuring over (such approval not to be unreasonably withheld, conditioned or delayed). The cost of such endorsement shall be borne by Seller.

(b)    Updated Title Commitment. If any update to the Preliminary Report or the Title Commitment is received by Buyer after the Due Diligence Period expires and such Preliminary Report or Title Commitment discloses an exception to title or survey defects or other matters not previously disclosed on the Preliminary Report, Title Commitment or Survey that is not caused by Buyer and is not permitted under this Agreement (“Additional Matters”), then Buyer may object to such Additional Matters by delivering a Notice of Defect within five (5) Business Days after receipt of the Additional Matter and such objection will constitute an additional “Disapproved Exception.” The absence of a timely objection to any Additional Matters will be deemed Buyer’s acceptance of such Additional Matters. Within five (5) Business Days after receipt of an objection to an Additional Matter, Seller shall give Buyer written notice of whether it will cure such Additional Matter. Any additional Disapproved Exception that Seller agrees in writing to cure shall be cured by Seller before Closing in accordance with its commitment to cure, and the cure of such additional Disapproved Exception will be a condition precedent to Buyer’s obligation to consummate the Closing hereunder, and failure to so cure a Disapproved Exception will constitute a default of Seller’s obligations; provided, however, Seller may adjourn the Closing for a period of 30 days to cure such Disapproved Exception. If Seller does not agree in writing during Seller’s response period above to cure a particular additional Disapproved Exception or fails to respond to Buyer’s notice of the additional Disapproved Exception, Buyer may terminate this Agreement before the date that is five (5) Business Days following the end of Seller’s response period by delivering written notice to Seller, in which case Escrow Holder shall refund the balance of the Deposits that it holds to Buyer and, if the additional Disapproved Exception was caused or consented to, either directly or indirectly, by Seller, Seller shall refund the Released Funds to Buyer. If Buyer does not elect to terminate this Agreement within such period, Buyer will be deemed to have withdrawn the objection to the additional Disapproved Exception and the same will constitute a Permitted Exception.

(c)    Mandatory Cure Items. Notwithstanding anything in this Agreement to the contrary, Seller shall be obligated to discharge (i) any mortgages, delinquent taxes, judgment liens, mechanics’ liens relating to work on the Property, (ii) other monetary liens affecting the Property (other than governmental liens such as taxes and assessments not yet due) which are not the result of Buyer’s conduct or actions and (iii) any lis pendens or similar instruments relating to the Pending Litigation (the “Mandatory Cure Items”).

3.2   Due Diligence Condition.

(a)    Documentary Inventory & Offsite Areas. Within five (5) days after the Effective Date, Seller shall deliver to Buyer all of the documents set forth on Exhibit A (the “Document Inventory”). Deliveries may be by electronic transmission given pursuant to Section 13.3 or establishment of an online data room or file site located at:

~~[ REDACTED ]~~During the Due Diligence Period, Buyer shall determine and identify to Seller any temporary off-site construction staging sites, access points, drainage, and temporary parking needs for its development of the Property (“Offsite Development Areas”), and Seller and Buyer shall work in good faith to agree to the specific locations thereof. At Closing, the parties will enter into a license agreement in the form of Exhibit I, as necessary for said temporary construction-related uses, if any, in the Offsite Development Areas (“Temporary License Agreement”).

(b)    Inspections. Buyer shall have until 5:00 p.m. Hawaiian time on the last day of the Due Diligence Period to confirm, in Buyer’s sole and absolute discretion and at Buyer’s sole expense, whether Buyer may feasibly acquire and use the Property for Buyer’s intended purpose ~~[ REDACTED ]~~. During the Due Diligence Period, Buyer shall have reviewed (or shall have had the opportunity to review) among other things: (i) the condition of the Property and all improvements thereon; (ii) the environmental, geological, soil and seismic conditions of the Property; (iii) all applicable laws, ordinances, conditions and requirements imposed by governmental bodies having jurisdiction over the Property or the development and use thereof; and (iv) the viability of the Property for Buyer’s contemplated ~~[ REDACTED ]~~. Notwithstanding anything to the contrary in this Agreement, during the Due Diligence Period and during Buyer’s subsequent pursuit of the [ ~~REDACTED ]~~, Buyer shall be permitted to contact any governmental official or representative, provided that Seller shall be afforded a reasonable opportunity to participate in any discussions or meetings with any governmental official or representative regarding the Property ~~[ REDACTED ]~~.

(c)    Termination Right. If before the end of the Due Diligence Period, Buyer, in its sole and absolute discretion, determines to purchase the Property subject to the terms of this Agreement, Buyer shall notify Seller and Escrow Holder in writing of its unconditional acceptance of the condition of the Property (the “Acceptance Notice”). If either (i) Seller has not received an Acceptance Notice from Buyer or (ii) Buyer delivers written notice of its election to terminate this Agreement, in either case before the end of the Due Diligence Period, or if Buyer’s Acceptance Notice is subject to any conditions (other than the express terms and conditions in this Agreement), then this Agreement shall terminate, Escrow Holder shall return the Initial Deposit to Buyer, and the parties shall have no further obligations under this Agreement except for those that expressly survive termination. The Acceptance Notice will be in the form of Exhibit 3.2. If Seller receives an Acceptance Notice before the end of the Due Diligence Period, this feasibility condition in Section 3.2(b) shall be conclusively deemed satisfied in all respects, the termination right in this Section 3.2(c) will be deemed waived by Buyer, and the parties will continue to comply with the terms and conditions of this Agreement.

3.3   Entitlement Condition.

(a)    Entitlement Application. Following Buyer’s delivery of the Acceptance Notice, Buyer shall, at its expense, file and pursue, in accordance with the timeline set forth below, an application(s) with the Planning Department of the County of Maui (the “Planning Department”) for a special management area use permit (the “SMA Application”) and, if necessary, a Project District Phase II approval for the development of ~~[ REDACTED ]~~, together with such other applications and amendments of the Existing SMA Permit deemed necessary in connection with the SMA Application, and any other discretionary governmental permits or approval that Buyer deems necessary or desirable ~~[ REDACTED ]~~. The SMA Application and such other applications are referred to collectively as the “~~[ REDACTED ]~~”) and the Buyer shall seek all required discretionary approvals to develop ~~[ REDACTED ]~~ and related and ancillary amenities and improvements on the Land. The Buyer shall file the following applications or submittals by the following deadline: (a) an archaeological literature review and field inspection (“LRFI”) submitted to the State Historic Preservation District necessary to secure agency review for a letter of concurrence (“SHPD Concurrence”), (b) if required, a draft Environmental Assessment (“EA”) with the applicable government agency, (c) an SMA Application with the applicable government agency, and (d) an application for amendment of the existing Project District Phase II approval with the applicable government agency, each of which shall be filed no later than the first anniversary of the date the Due Diligence Period expired. The preceding deadlines may be extended by mutual agreement (not to be unreasonably withheld) in the event the Planning Department or other applicable government agency determines that alternative timing, sequencing, and procedural requirements or preconditions shall apply to the ~~[ REDACTED ]~~ which cannot reasonably be accomplished within the foregoing timeline. During Buyer’s pursuit of the ~~[ REDACTED ]~~, Buyer shall be permitted to contact any governmental official or representative regarding the Property and its development and entitlement requirements, provided that Seller shall be afforded a reasonable opportunity to participate in any discussions or meetings with any governmental official or representative regarding the Property ~~[ REDACTED ]~~. Seller shall provide any owner’s authorization that the Planning Department requires for such application, and promptly upon Buyer’s written request, Seller shall cooperate with Buyer’s efforts to obtain the ~~[ REDACTED ]~~ and the Boundary Line Adjustment at no material cost or liability to Seller. Further, Seller waives any right to object (directly or indirectly) to the ~~[ REDACTED ]~~  that do not impact or impose any conditions on Seller personally (i.e., other than as owner of the Land) or lands owned by Seller other than the Land. Buyer shall (i) keep Seller apprised of all material steps and developments in Buyer’s entitlement applications and pursuit of the ~~[ REDACTED ]~~, (ii) inform Seller at least two (2) Business Days in advance of all meetings or discussions regarding the ~~[ REDACTED ]~~ between Buyer (or its consultants) and government officials, and (iii) afford Seller the reasonable opportunity to participate in them. As used in this Agreement, a “reasonable opportunity” shall not include an obligation for Buyer to reschedule any meetings or discussions of which Seller has been informed in accordance with the requirements of this Agreement (and notice of such meetings may be given by email). Buyer shall be solely responsible for satisfying at Buyer’s expense any requirements or conditions of the ~~[ REDACTED ]~~, and Buyer shall not have the right or power to bind Seller to comply with any such requirements or conditions. If any requirements or conditions of the ~~[ REDACTED ]~~ are proposed that would impose obligations on Seller personally (i.e., other than as owner of the Land) or on lands owned by Seller other than the Land, then such conditions shall be subject to Seller’s approval in its sole discretion.

(b)    Closing Notice. No later than fifteen (15) days after (i) the date on which the 30-day appeal period has expired without any notice or appeal thereof being filed regarding final governmental approval of the ~~[ REDACTED ]~~, or (ii) if an appeal is made, the date on which the government approval of the ~~[ REDACTED ]~~ is final and non-appealable (in either case, the “Approval Date”), on terms acceptable to Buyer in Buyer’s reasonable discretion ~~[ REDACTED ]~~, Buyer shall deliver to Seller written notice to proceed with the Closing of the transaction described in this Agreement (“Closing Notice”). The Closing Notice shall designate the Closing Date for this transaction, which shall be no later than 60 days after the Approval Date.

(c)    Termination Due to Failure of the ~~[ REDACTED ]~~. At any time prior to obtaining the ~~[ REDACTED ]~~, Buyer may terminate this Agreement by written notice to Seller and Escrow Holder if Buyer determines in its reasonable discretion that it is unable or unlikely to secure the ~~[ REDACTED ]~~ on terms and conditions acceptable to Buyer. In addition, if Buyer has not secured~~[ REDACTED ]~~ by the ~~[ REDACTED ]~~ (“Outside Date”), either Buyer or Seller may terminate this Agreement by written notice to the other and Escrow Holder. Notwithstanding the foregoing, if the ~~[ REDACTED ]~~ have not been obtained by the Outside Date due to causes outside of Buyer’s control and if Buyer has submitted an application for the SHPD Concurrence and has timely submitted and worked diligently to pursue the ~~[ REDACTED ]~~ in accordance with Section 3.3(a) (including having promptly and timely reviewed and responded to comments to such applications from the applicable government agencies), then, regardless of any government agency’s failure to issue an SHPD Concurrence or the ~~[ REDACTED ]~~, Buyer shall have the right, in Buyer’s sole discretion, to extend the Outside Date for ~~[ REDACTED ]~~periods of up to s ~~[ REDACTED ]~~ each by providing Seller with written notice thereof before the then-current Outside Date, and, in such instance, the portions of the Deposits referenced in Section 2.5(a)(ii) will continue to become nonrefundable as set forth in such Section. In case of any termination under this paragraph, Escrow Holder shall disburse the balance of the Deposits to Buyer, Seller shall retain the Released Funds, and neither party shall have any further obligation under this Agreement except for obligations that expressly survive termination.

(d)    ~~[ REDACTED ]~~Entitlement Costs. Buyer shall be solely responsible for all costs of pursuing and securing the ~~[ REDACTED ]~~. In the event Seller is named as a party in any administrative procedure or litigation regarding the SMA Application or Buyer’s pursuit of the ~~[ REDACTED ]~~, Buyer shall defend, indemnify and hold Seller harmless from and against any claims, costs, losses or liabilities in such actions, using counsel reasonably acceptable to Seller.

(e)    Noninterference. Notwithstanding anything to the contrary in this Agreement, any modification to the Existing SMA Permit or other entitlement application submitted by Seller shall, unless otherwise permitted by Buyer in writing, (i) exclude any portion of the Land, (ii) not commit to, propose or otherwise agree to any development condition thereon, and (iii) be consistent with the location of any portion of the Reconfigured Roadway, if any, on lands owned by Seller within the Kapalua Resort other than the Land (“Seller Retained Land”), as agreed to by the parties pursuant to the terms of this Agreement. The provisions of this Section (a)(f) shall survive the Closing.

3.4    Determination of the Additional Land. During the Due Diligence Period, Buyer shall determine the total acreage needed for the Additional Land and have a licensed surveyor prepare a survey map and description of the Additional Land consistent with the conceptual depiction on Exhibit 1, as adjusted by Buyer’s parking need, in detail reasonably satisfactory to Seller, including calculation of the total area of the Additional Land (the “Additional Land Survey”). Such map will be subject to Seller’s review and approval, which shall not be unreasonably withheld, conditioned or delayed, provided that it is expressly acknowledged that Seller may withhold or condition its approval if the surveyed configuration of the Additional Land does not substantially conform with Exhibit 1 or could in Seller’s reasonable judgment impair the development, use or operation of Seller’s adjoining lands, and Seller’s approval may be conditioned on the reservation of any easements that Seller reasonably determines are needed for the development or operation of its surrounding lands and do not materially interfere with Buyer’s use of the land for exclusive parking. Seller’s approval will be deemed given if Seller fails to respond in writing within 30 days of receipt of the Additional Land Survey. Upon Seller’s approval of the Additional Land Survey, Buyer shall promptly and at its sole expense prepare and file with the County of Maui (“County”) a proposed map for the consolidation and resubdivision of Lot 2-D and the Adjacent Parcel (the “BLA Map”) to adjust their mutual boundary and consolidate all of the Additional Land with and into Lot 2-D (the “Boundary Line Adjustment”) consistent with the Approved Additional Land Survey. If, during Buyer’s pursuit of the ~~[ REDACTED ]~~, the parking requirement or offsite parking need for ~~[ REDACTED ]~~ is reduced, Buyer may revise the Additional Land Survey to reduce the acreage of the Additional Land and resubmit the same to Seller for its review and approval (not to be unreasonably withheld, conditioned or delayed). Buyer shall be solely responsible for all costs and conditions of securing County approval of the Boundary Line Adjustment. Buyer shall not secure final County approval of the Boundary Line Adjustment (“Final Subdivision Approval”) until after Buyer has secured the ~~[ REDACTED ]~~ and issued Buyer’s Closing Notice. If Final Subdivision Approval is issued prior to or at Closing, the Land conveyed in fee by Seller shall be the new lot consisting of all of Lot 2-D and the Additional Land. If Buyer does not obtain Final Subdivision Approval by then Buyer may either (i) terminate this Agreement pursuant to Section 5.2 and receive a return of the refundable portion of the Deposit or (ii) waive such condition, in which instance the Land will constitute Lot 2-D only, and the parties will proceed to Closing in accordance with this Agreement excluding the Additional Land (in which case the Closing Price shall not include the Additional Land Price), or (iii) proceed with Closing at which time Buyer will pay the full Closing Price and acquire fee title to Lot 2-D and Seller shall convey to Buyer a perpetual easement over the Additional Land (as such configuration is agreed to by the parties pursuant to this Section 3.4) in mutually acceptable form, which easement shall grant to Buyer exclusive rights to parking within the easement area and provide that upon Buyer’s receipt of Final Subdivision Approval after Closing, Seller shall deed to Buyer its fee interest in the Additional Land.

4.    OPERATIONAL AND DEVELOPMENT AGREEMENTS.

4.1    Existing Operations and Tenants. From the Effective Date until Closing, Seller shall continue to maintain its existing operations on the Property, including (i) maintaining the Property in the ordinary course of business and all existing insurance coverages for the Property, (ii) paying all taxes and other monetary obligations relating to the Property when due and (iii) complying with laws applicable to the Property. Seller may continue leasing to and collecting rent from tenants occupying existing improvements on and any other portion of the Property, provided that any new leases, amended leases, or extension of existing leases will not include terms running beyond two years after the Due Diligence Period expires unless such leases may be terminated by landlord upon 60 days’ prior written notice. Prior to Closing, Buyer may identify in writing to Seller (i) the date it anticipates Closing occurring, and (ii) any current tenants on the Property that Buyer wishes to retain and assume after Closing (“Lease Assumption Notice”), which tenants Seller may (a) agree to keep on the Property after Closing or (b) relocate to another property owned by Seller, at Seller’s sole discretion. Buyer acknowledges that Seller’s leases generally require 180 days’ notice of termination, and Seller shall thus have no obligation to remove tenants for whom Buyer has not designated for removal at least 190 days before Closing. Upon receipt of the Lease Assumption Notice, Seller shall send termination notices to tenants under the leases not identified in the Lease Assumption Notice within the period necessary to cause such lease to terminate by the anticipated Closing Date identified in the Lease Assumption Notice. If the Lease Assumption Notice is delivered at least 190 days before the actual Closing Date, then Seller shall terminate all leases not identified in the Lease Assumption Notice by Closing. If the Lease Assumption Notice is delivered less than 190 days before the actual Closing Date, then Buyer will assume the leases not identified in the Lease Assumption Notice that Seller is contractually unable to terminate before Closing (provided that Seller shall have delivered the notices of termination in accordance with this Section). In all events, Seller shall deliver the Property free and clear of parties in possession, except for leases that Buyer elected to assume in the Lease Assumption Notice or Buyer assumed at Closing due to the Lease Assumption Notice not being delivered at least 190 days in advance of the actual Closing Date, with Seller assigning and Buyer assuming such leases pursuant to a commercially reasonable lease assignment agreement entered into at Closing.

4.2    ~~[ REDACTED ]~~. At Closing, the parties shall enter into a commercially reasonable master lease from Buyer, as landlord, to Seller, as tenant, ~~[ REDACTED ] [ REDACTED ]~~ “Retail Space” ~~[ REDACTED ]~~ (the “Retail Lease”).  The Retail Space shall be ~2,400 square feet of space ~~[ REDACTED ]~~ that Seller will construct as shown on Exhibit 4.2.  The Retail Lease shall be a space lease and shall include the following terms: (i) a term ending on the 15th anniversary of ~~[ REDACTED ]~~(which term may be renewed by mutual consent of the parties); (ii) base rent of $1 per year, together with common area maintenance expenses attributable to the Retail Space; (iii) separate metering of the utilities serving the Retail Space; (iv) to the extent not provided as part of the Retail Space, reasonable rights to access and use ~~[ REDACTED ]~~loading zones, trash facilities, ~~[ REDACTED ]~~ restrooms, and other ~~[ REDACTED ]~~ facilities necessary to the operation of the Retail Space; (v) the specifications and standards for the shell and core improvements to and condition of the Retail Space consistent with the design approved by Seller pursuant to Section 4.5.2, attached to the Retail Lease at Closing, and that Buyer will deliver to Seller prior to ~~[ REDACTED ]~~; (vi) a right for customers and tenants of the Retail Space to use free, short-term, onsite parking ~~[ REDACTED ]~~; (vii) permitted uses of the Retail Space, which shall include retail stores, food and beverage businesses, activity sales, and other ~~[ REDACTED ]~~businesses (but not including the prohibited uses listed on Schedule 4.2); and (v) Seller’s right to sublease the Retail Space to one of more subtenants, subject to Buyer’s reasonable approval of the tenants, at rents and on terms determined by Seller in its discretion, all at Seller’s cost (including leasing commissions and tenant inducement costs). The Retail Lease will be in the form of Exhibit M.

4.3    Kapalua Marks License Agreement. At Closing, Seller shall grant Buyer a non-exclusive license to use such marks pursuant to the Kapalua Marks License Agreement in the form of Exhibit H to permit Buyer’s use of the name “Kapalua” and associated marks held by Seller in its signage, marketing, merchandising and operation of ~~[ REDACTED ]~~ (the “Kapalua Marks License Agreement”).

4.4    ~~[ REDACTED ]~~Resort Design and Signage Approval Requirements.

  4.4.1    Declaration. Buyer acknowledges that under the Amended and Restated Declaration of Covenants and Restrictions for the Kapalua Resort dated September 30, 1987, and recorded in the Bureau of Conveyances of the State of Hawaii in Liber 21185, Page 173, as amended and supplemented from time to time (“Kapalua Resort Declaration”), the improvements and signage at the Land are subject to certain prior approvals by the Kapalua Design Committee of the Kapalua Resort Association (“KDC”). Seller represents and warrants that, as of the Effective Date, Seller is the declarant under the Kapalua Resort Declaration and has control over the KDC and its review and approval process.

  4.4.2    Design Review. As soon as reasonably practical, and in any event prior to submission of its SMA Application, Buyer shall submit to Seller for its review, comment and approval, Buyer’s proposed site plan depicting (i) the signage ~~[ REDACTED ]~~and (ii) exterior ~~[ REDACTED ]~~showing the (a) building elevations, (b) color renderings, (c) lighting, (d) landscaping plans, (e) signage location, (f) location of the Reconfigured Roadway, and (g)  ~~REDACTED~~ to the public along Office Road ~~[ REDACTED ]~~. Seller shall respond to Buyer’s request for comments and approval within thirty (30) days of Buyer’s submission of the ~~[ REDACTED ]~~. Seller’s approval will not be unreasonably withheld but may be subject to reasonable conditions for the purpose of ensuring the aesthetic integration ~~[ REDACTED ]~~ into the Kapalua Resort. Failure of Seller to respond to Buyer’s request for comments and approval within thirty (30) days of submission will be deemed an approval by Seller. If Seller provides feedback to Buyer on the ~~[ REDACTED ]~~, the parties shall meet and confer in good faith to resolve differences relating to the ~~[ REDACTED ]~~, Buyer shall resubmit the ~~[ REDACTED ]~~  consistent with such resolution, and this iterative process will continue until Seller has approved the ~~[ REDACTED ]~~. The parties acknowledge that Seller’s approval of the ~~[ REDACTED ]~~  will occur in advance of Buyer completing construction drawings and specifications subject to KDC approval under the Kapalua Resort Declaration, which timing is necessary to provide Buyer with sufficient design certainty to proceed with its SMA Application and related governmental approvals. Accordingly, upon Buyer completing construction drawings and specifications that are materially consistent with the approved ~~[ REDACTED ]~~, to the extent Seller has control of KDC, Seller shall cause the KDC to issue final written approval of such construction drawings and specifications under the Kapalua Resort Declaration (“KDC Approval”).

 4.4.3    Modifications. Buyer shall entitle and build ~~[ REDACTED ]~~ in a manner materially consistent with the KDC Approval, and Buyer shall not make any modifications that alter the elements approved in the KDC Approval in any material respect without obtaining the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). If Buyer requests Seller’s written consent to a material modification to the KDC Approval, then Seller shall respond to Buyer’s request for consent within fifteen (15) days of Buyer’s submission (Seller’s consent not to be unreasonably withheld, conditioned or delayed). A failure of Seller to respond to Buyer’s request for consent to such modification within fifteen (15) days will be deemed consent from Seller. The following will not be deemed material modifications to or deviations from the KDC Approval: (i) modifications necessary to comply with applicable law or to satisfy conditions imposed by government agencies; (ii) modifications required to meet ADA or other accessibility standards, including adjustments to entrances, pathways, signage or interior layouts; (iii) modifications necessary for structural integrity of building components; (iv) modifications to accommodate site conditions such as soil, drainage, utility, easement conflicts, rain and wind exposure and other climatic factors; (v) modifications to any design element within the interior, other than a material relocation or resizing of the Retail Space; (vi) ~~[ REDACTED ]~~; and (vii) any modifications resulting from industry standard change orders for the routine substitution of materials or value engineering decisions, provided such changes are not incompatible with the KDC Approval.

4.5    Roadway. The parties acknowledge that reconfiguring the roadway located on the Property commonly known as Kapalua Drive is necessary and desirable to develop the Property. The parties will work in good faith to determine the general location of the reconfigured roadway during the design review process in Section 4.5 (“Reconfigured Roadway”). Seller shall work in good faith with Buyer, at no material out-of-pocket cost or liability to Seller, to the extent that any government agencies require reconfiguration of the roadways and intersections on the Seller Retained Land to align with the location of the Reconfigured Roadway. At Closing, Seller will execute and record the Declaration of Easement in the form of Exhibit D to provide access to other areas within the Kapalua Resort across the Reconfigured Roadway. The Declaration of Easement will be adjusted to include the legal description of the location of the Reconfigured Roadway. This Section will survive Closing.

4.6    Utilities. During the Due Diligence Period, and provided that Buyer has first provided its estimated water and wastewater capacity requirements for ~~[ REDACTED ]~~, Seller shall (i) cause Hawaii Water Services Company to issue to Buyer will-serve letters for Buyer’s water and wastewater capacity requirements (“Water Service”), and (ii) take such other actions that Buyer requests and that are reasonably within Seller’s power and/or control without material expense or liability to Seller to deliver the Water Service to the Property (including, without limitation, delivering any water rights and capacity necessary to cause Hawaii Water Services Company to deliver such will-serve letters and satisfying any conditions to such letters). Seller shall not take any action directed specifically and exclusively at the Property or Buyer that would have a materially adverse impact on the cost to or ability of Buyer to obtain Water Service to the Property; provided that this commitment shall not under any circumstances be deemed to limit or prevent Seller from proceeding with the development or sale of other properties in Kapalua requiring water service so long as such activities do not exhaust available system capacity below Buyer’s requirements for ~~[ REDACTED ]~~. This Section will survive Closing.

4.7    ~~[ REDACTED ]~~ Access. During the initial 60 days of the Due Diligence Period, Seller shall provide Buyer with the form of ~~[ REDACTED ]~~ Access Easement that Seller will, prior to Closing, grant to the Kapalua Resort Association to provide  ~~REDACTED~~  access ~~[ REDACTED ]~~, initially in the approximate location shown on the map attached as Schedule 4.8, in a commercially reasonable form (the “~~[ REDACTED ]~~ Access Easement”). Buyer acknowledges that the contemplated route of the ~~[ REDACTED ]~~ Access Easement is not currently passable and may not be fully passable until the property on which it is located is fully-developed.

4.8    Development Cooperation. The parties acknowledge that, in addition to use of the Offsite Development Areas pursuant to Section 3.2(a), developing the Property may require Seller’s and Buyer’s cooperation after Closing. During the Due Diligence Period and continuing thereafter, Seller and Buyer shall work in good faith to identify the activities necessary to develop ~~[ REDACTED ]~~  that may require coordination and collaboration with Seller following Closing (which activities may include (i) relocating easements and utilities or removing trees for which Seller or its affiliate may be the beneficial party and (ii) reconfiguring roadways on the Seller Retained Land necessary to align and connect the Reconfigured Roadway as necessary or mutually desirable to develop the Property or otherwise required by government agencies in accordance with Seller’s approved ~~[ REDACTED ]~~ (“Development Activities”). In furtherance thereof, Seller and Buyer shall negotiate in good faith during the Due Diligence Period and thereafter, and, at Closing, enter into a mutually agreeable development agreement that documents Seller’s cooperation with the Development Activities (“Development Agreement”); provided, however, except as otherwise agreed to the parties, Seller shall have no obligation to fund or perform any Development Activities other than exercising its rights or taking reasonable actions, at no out-of-pocket expense to Seller, reasonably needed to permit or otherwise facilitate Buyer performing the Development Activities agreed by the parties, and Seller shall have no obligation to agree to or perform proposed Development Activities that would materially impact use or development of surrounding lands or operation of the Project District or the Kapalua Resort. The Development Agreement will be binding on the parties, their respective successors and assigns, recorded in short form at Closing and will terminate upon the completion of the Development Activities and receipt of a permanent certificate of occupancy ~~[ REDACTED ]~~. This Section will survive Closing.

5.    CONDITIONS PRECEDENT TO CLOSING’.

5.1    Conditions Precedent to Seller’s Performance. Seller’s obligation to sell the Property is subject to the satisfaction (or waiver) of all conditions set forth below (which are for Seller’s benefit) (“Seller Closing Conditions”) within the time periods specified below.

  5.1.1    Performance of Covenants. Buyer shall have complied in all material respects with the terms and provisions of this Agreement.

  5.1.2    Delivery of Documents. At Closing, Buyer shall have signed, acknowledged and delivered all monies, documents, and instruments to Seller and to Escrow Holder as required by this Agreement.

  5.1.3    No Breach of Representations or Warranties. At Closing, there are no material breaches of Buyer’s representations and warranties set forth in Section 10.4.

~~[ REDACTED ]~~If any of the Seller Closing Conditions are not satisfied at Closing, Seller may elect by written notice to Buyer to either (i) waive such unsatisfied Seller Closing Condition and proceed to consummate the transaction contemplated by this Agreement, or (ii) terminate this Agreement, whereupon Seller shall retain the Released Funds, Escrow Holder shall release the remainder of the Deposits to Buyer and the parties will have no further rights or obligations except for those that expressly survive termination; provided, however, if a Seller Closing Condition is not satisfied due to a Buyer Default, then Seller will, in addition to the foregoing, have the remedies in Section 7.1.

5.2    Conditions Precedent to Buyer’s Performance. Buyer’s obligation to purchase the Property is subject to the satisfaction (or waiver) of all conditions set forth below (which are for Buyer’s benefit) within the time periods specified below.

  5.2.1    Performance of Covenants. Seller shall have complied in all material respects with the terms and provisions of this Agreement.

  5.2.2    Delivery of Documents. At Closing, Seller shall have signed, acknowledged and delivered all monies, documents, and instruments to Buyer and to Escrow Holder as required by this Agreement.

  5.2.3    No Breach of Representations or Warranties. At Closing, there are no material breach of any of Seller’s representations and warranties set forth in Section 10.3.

  5.2.4    ~~[ REDACTED ]~~Title Policy. The Title Company is irrevocably prepared and committed to issue the Title Policy to Buyer as of Closing, subject only to the Permitted Exceptions.

  5.2.5    ~~[ REDACTED ]~~At Closing, Buyer has obtained ~~[ REDACTED ]~~ the BLA Approval and Seller has satisfied its obligations under Section 4.7.

  5.2.6    Resort Design Approval. At Closing, Buyer has obtained the KDC Approval.

  5.2.7    No Moratorium. As of Closing, no County of Maui ordinance or order is in effect that imposes a moratorium on the development ~~[ REDACTED ]~~.

  5.2.8    ~~[ REDACTED ]~~ Access Easement. Prior to or at Closing, Seller has recorded the ~~[ REDACTED ]~~ Access Easement.

  5.2.9    Litigation. The Pending Litigation will not prevent the Close of Escrow or impair Buyer’s ability to develop ~~[ REDACTED ]~~ the Property.

  5.2.10    Water Service. During the Due Diligence Period, Hawaii Water Services Company shall have issued to Buyer a will-serve letter for Water Service as provided in Section 4.7 and such will-serve letter is either re-issued (or confirmed in writing as valid as of such date that is) no earlier than 90 days before Closing.

If any of the Buyer Closing Conditions are not satisfied at Closing, Buyer may elect by written notice to Seller to either (i) waive such unsatisfied Buyer Closing Condition(s) and proceed to consummate the transaction contemplated by this Agreement, or (ii) terminate this Agreement, whereupon Seller shall retain the Released Funds, Escrow Holder shall release the remainder of the Deposits to Buyer and the parties will have no further rights or obligations except for those that expressly survive termination. If a Buyer Closing Condition is not satisfied due to a Seller Default, then Buyer will, in addition to the foregoing, have the remedies set forth in Section 7.2.

6.    CLOSING.

6.1   The Closing.

 (a)    Closing Date. Subject to satisfaction of all conditions precedent to Closing, including those set forth in Section 5, the Closing and Close of Escrow shall occur on the Closing Date identified in the Closing Notice. The term “Close of Escrow” is used in this Agreement to mean the consummation of the transactions contemplated herein.

6.2   Seller’s Closing Obligations. On or before 12:00 p.m. local time on the second business day immediately before the anticipated Close of Escrow, Seller shall deliver to Escrow Holder, each duly executed by Seller and where required, acknowledged:

 (a)    Deed. The Limited Warranty Deed with Reservations and Covenants in the form attached as Exhibit B (the “Limited Warranty Deed”) conveying the Property to Buyer, subject only to the Permitted Exceptions;

 (b)    Closing Certificate. Seller’s Closing Certificate in the form attached as Exhibit C (the “Closing Certificate”);

 (c)    Declaration of Easements. The Declaration of Easements in the form attached hereto as Exhibit D;

 (d)    ~~[ REDACTED ]~~;

 (e)    Restricted Uses. The “~~[ REDACTED ]~~” in the form attached hereto as Exhibit F-1, by which Seller prohibits development ~~[ REDACTED ]~~at the property located within the Kapalua Resort identified on Exhibit F-2 and, to the extent acquired by Seller (or its affiliate) as of the Closing Date, Exhibit F-3;

 (f)    Trademark License. The Kapalua Marks License Agreement in the form of Exhibit H and a recordable memorandum of the Kapalua Marks License Agreement;

 (g)    ~~[ REDACTED ]~~;

 (h)    Temporary License Agreement. If applicable, the Temporary License Agreement in the form of Exhibit I;

 (i)    Retail Lease. The Retail Lease and recordable memorandum of the Retail Lease in the form of Exhibit M;

 (j)    General Assignment. A General Assignment in the form of Exhibit J;

 (k)    FIRPTA. A certificate of Seller in the form required of an entity transferor as set forth in Section 1.1445-2(b)(2)(iii) of the Regulations under Section 1445 of the Internal Revenue Code of 1986 and a certificate of exemption from the withholding of tax on the disposition of Hawaii real property (Form N-289);

(l)    Settlement Statement. A settlement statement prepared by the Title Company that reflects the payments, credits and prorations required in this Agreement;

(m)    Development Agreement. The Development Agreement in the form agreed to pursuant to Section 4.9.

(n)    BLA Materials. The BLA Materials necessary to effectuate the Boundary Line Adjustment including any recordable instruments.

(o)    Other Acts. Any additional funds and/or instruments (signed and acknowledged by Seller, if appropriate) as may be necessary to comply with this Agreement; and

(p)    Owner’s Affidavit. An affidavit in the form of Exhibit K (“Owner’s Affidavit”) and such other documents reasonably required by the Title Company in order to deliver the Title Policy in accordance with the terms hereof.

6.3  Buyer’s Closing Obligations. Unless otherwise specified below, on or before 12:00 p.m. local time on the second business day immediately before the anticipated Closing Date (except for the Cash, which may be deposited on the Closing Date as described below), Buyer shall deliver to Escrow Holder:

(a)    Closing Price. Cash equal to that amount provided for in Section 2.5(d). The cash must be by direct deposit or by wire transfer of funds made to Escrow Holder’s depository bank account no later than 12:00pm local time in Hawaii on the second business day immediately before the anticipated Closing Date;

(b)    Settlement Statement. A settlement statement prepared by the Title Company that reflects the payments, credits and prorations required in this Agreement.

(c)    Other Acts. Any additional funds and/or instruments (signed and acknowledged by Buyer, if appropriate), as may be necessary to comply with this Agreement;

(d)    Closing Documents. Executed counterpart of the documents delivered by Seller under Section 6.2 that require Buyer’s signature; and

(e)    NDA. If a mortgage lender provides Buyer financing for its purchase, a nondisturbance and attornment agreement regarding the Retail Lease, the Kapalua Marks License Agreement and the Kapalua Club Agreement in form reasonably acceptable to Seller from such mortgage lender(s).

6.4  Title Policy.

(a)    Standard Owner’s Premium. As of the Close of Escrow, the Title Company shall issue and deliver to Buyer, the Title Policy, subject only to the Permitted Exceptions. Subject to the following paragraph, Seller and Buyer shall each pay one half of the standard owner’s premium for the Title Policy and Buyer shall pay the premium for extended coverage.

(b)    Endorsements. If Buyer desires any special endorsements to the coverage provided by the Title Policy (including, without limitation, extended ALTA coverage), Buyer shall obtain a commitment therefor prior to the expiration of the Due Diligence Period and shall, at Closing, pay for these endorsements and coverage, including the cost of any ALTA survey that Buyer secures during the Due Diligence Period (but excluding the costs of any endorsements to be borne by Seller pursuant to Section 3.1(a)(ii)). The issuance of the endorsements and/or coverage shall not delay the Closing or extend the Due Diligence Period; subject to Section 3.1(a)(ii).

(c)    Primary Recourse. After the Close of Escrow and issuance of the Title Policy, except for breaches of warranties of title in the Limited Warranty Deed: (i) Buyer will seek recourse under the Title Policy in lieu of any express or implied warranty of Seller concerning title to the Property; and (ii) Buyer agrees that the only remedy of Buyer for damages incurred by reason of any defect in title shall only be against the Title Company. The provisions of this Section 6.4 shall survive any termination or the Close of Escrow.

6.5    Contribution of ~~[ REDACTED ]~~. Upon ~~[ REDACTED ]~~, which shall be deemed to have occurred upon (~~[ REDACTED ]~~, Buyer shall pay the ~~[ REDACTED ]~~ to the Honolua Ranch Foundation by Maui Land & Pine Co., a Hawaii nonprofit corporation. The provisions of this Section 6.5 shall survive Closing.

7.    TERMINATION OF THIS AGREEMENT.

7.1    Seller Remedies. If at any time prior to Closing, Buyer fails to perform its covenants or other obligations in this Agreement (“Buyer Default”), then Seller may either (i) waive such Buyer Default and proceed to consummate the transaction, or (ii) terminate this Agreement after such Buyer Default remains uncured after a five (5) Business Days’ written notice and cure period (which, if the nature of the Buyer Default requires longer than five (5) Business Days to cure, then the cure period shall be extended, together with the Closing Date, if applicable, for such reasonable period of time to allow such party to diligently complete its cure of same not to exceed fifteen (15) days). IF SELLER TERMINATES THIS AGREEMENT DUE TO A BUYER DEFAULT FOR ANY REASON OTHER THAN A SELLER DEFAULT (AS EVIDENCED BY WRITTEN NOTICE FROM SELLER TO BUYER AND ESCROW HOLDER) BEYOND ANY APPLICABLE NOTICE AND CURE PERIODS, THE PARTIES WILL BE RELEASED FROM THEIR OBLIGATION UNDER THIS AGREEMENT EXCEPT FOR THOSE WHICH EXPRESSLY SURVIVE TERMINATION, AND ESCROW HOLDER SHALL IMMEDIATELY DELIVER THE REMAINING BALANCE OF THE DEPOSITS TO SELLER AS LIQUIDATED DAMAGES AS ITS SOLE AND EXCLUSIVE REMEDY. THE PARTIES EXPRESSLY AGREE THAT THE AMOUNT OF THE DEPOSITS RELEASED PURSUANT HERETO IS A REASONABLE ESTIMATE OF THE EXTENT TO WHICH SELLER WOULD BE DAMAGED BY BUYER’S FAILURE TO COMPLETE THIS PURCHASE AND, IN LIGHT OF THE DIFFICULTY THE PARTIES WOULD HAVE IN DETERMINING SELLER’S ACTUAL DAMAGES, SHALL BE SELLER’S EXCLUSIVE REMEDY FOR DAMAGES BY REASON OF AN UNCURED BUYER DEFAULT UNDER THIS AGREEMENT. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THIS SECTION 7.1 WILL NOT LIMIT ANY OF SELLER’S RIGHT TO INDEMNIFICATION AND RESTORATION IN THIS AGREEMENT.

7.2    Buyer Remedies. If at any time prior to Closing, Seller fails to perform its covenants or other obligations in this Agreement (“Seller Default”), then Buyer may either: (i) waive such Seller Default and proceed to consummate the transaction or (ii) after such Seller Default remains uncured after a five (5) Business Days’ written notice and cure period (which, if the nature of the Seller Default requires longer than five (5) Business Days to cure, then the cure period shall be extended, together with the Closing Date, if applicable, for such reasonable period of time to allow such party to diligently complete its cure of same not to exceed fifteen (15) days), pursue all remedies in law or equity, including, without limitation, to either (1) assert and seek judgment against Seller for specific performance of this Agreement or (2) terminate this Agreement by written notice to Seller and the Escrow Holder, in which event the entirety of the Deposits shall be returned to Buyer (including the Released Funds). If Buyer elects to terminate this Agreement per this Section 7.2, Seller shall pay to Buyer the reasonable, out-of-pocket expenses incurred relating to pursuing this transaction and the development of the Property (“Pursuit Costs”) up to a maximum of $250,000, unless Buyer terminates this Agreement per this Section 7.2 because either the remedy of specific performance is unavailable or the feasibility o ~~[ REDACTED ]~~has been materially impaired as a result of, in either instance, Seller’s acts or inactions, then, in such instance Seller shall pay to Buyer its Pursuit Costs that are reasonably documented.

7.3    Termination Procedure. If either party elects to terminate this Agreement pursuant to a right to do so hereunder, then each of the following shall occur, and upon completion thereof this Agreement shall terminate: (i) Escrow shall be deemed automatically cancelled regardless of whether cancellation instructions are signed by the non-cancelling party; (ii) neither party shall have any further obligation to the other under this Agreement (except under Sections 11.1 and 11.2 which shall survive termination of this Agreement); (iii) all rights granted to Buyer under this Agreement and in the Property shall terminate, except as provided to the contrary in Section 7.2 (concerning Buyer’s right to pursue all remedies at law or in equity, including specific performance); (iv) and, except as provided to the contrary in Section 7.1 (concerning Seller’s right to retain the Deposit(s) as liquidated damages), Escrow Holder shall return all funds and documents then held in Escrow to the party depositing the same and Seller shall promptly return any funds and documents paid or delivered to Seller by Escrow Holder or by Buyer outside of Escrow.

7.4    Escrow Cancellation Fees. If the escrow fails to close because of either party’s default, the defaulting party shall be liable for all escrow cancellation and Title Company charges. If escrow fails to close for any other reason, Buyer and Seller shall each pay one half of any Escrow cancellation and Title Company charges. The provisions of this Section 7 shall survive any termination of this Agreement.

8.    GENERAL ESCROW PROVISIONS.

8.1    Escrow Instructions. This Agreement when signed by Buyer and Seller shall also constitute Escrow Instruction to Escrow Holder.

8.2    Opening of Escrow. Escrow Holder shall notify Buyer and Seller in writing of the date of receipt of this fully executed Agreement.

8.3    General Provisions. Notwithstanding anything to the contrary in this Agreement, general provisions of Escrow Holder (the “General Provisions”), if any, which are either attached to this Agreement or later signed by the parties, are incorporated herein by reference to the extent they are not inconsistent with the provisions of this Agreement. If there is any inconsistency between the provisions of those General Provisions and any of the provisions of this Agreement, the provisions of this Agreement shall control. If any requirements relating to the duties or obligations of the Escrow Holder are unacceptable to the Escrow Holder, or if the Escrow Holder requires additional instructions, the parties agree to make any deletions, substitutions and additions as counsel for Buyer and Seller shall mutually approve and which do not materially alter the terms of this Agreement. Any supplemental instructions shall be signed only as an accommodation to Escrow Holder and shall not be deemed to modify or amend the rights of Buyer and Seller, as between Buyer and Seller, unless these supplemental instructions expressly so provide.

8.4    Prorations. All real property taxes, rents, Kapalua Resort Association fees, assessments, utilities and maintenance charges for the Property in the year of Closing shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the prorations required under this Agreement within one hundred twenty (120) days after the Closing Date. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

8.5    Payment of Closing Costs. Seller and Buyer shall share equally the fees of Escrow Holder, and Seller shall be responsible for paying the state conveyance tax and any other transfer taxes. All other closing costs, including recording fees, shall be paid in accordance with common escrow practices in the county in which the Property is located. Seller and Buyer shall each pay one half of the base premium of the Title Policy (excluding endorsements and extended coverage) in the amount of the Closing Price. Buyer shall pay all premiums for the Title Policy in excess of the base premium, premiums for endorsements procured by Buyer (but excluding any premiums for endorsements relating to Disapproved Exceptions Seller agreed to cure by endorsement). Each party shall pay its own attorneys’ fees. There are no brokerages commissions or fees payable in connection with Closing.

8.6    Escrow Holder Authorized to Complete Blanks. If necessary, Escrow Holder is authorized to insert the Closing Date as the date of the Limited Warranty Deed.

8.7    Recordation and Delivery of Documents. When Buyer and Seller have satisfied their respective closing obligations under this Agreement and each of the conditions hereunder have either been satisfied or waived, Escrow Holder shall cause the Limited Warranty Deed and all other Closing documents requiring recordation to be recorded with the Bureau, in a manner so that the Title Company is in a position to issue the Title Policy as provided in Section 6.4(a). Immediately after the Close of Escrow, Escrow Holder shall deliver to Seller and to Buyer all documents and funds to which each is entitled. As soon as practicable after recordation, Escrow Holder shall deliver a copy of all documents recorded through escrow. Escrow Holder is authorized to insert the Closing Date as the date of all documents delivered or recorded at Closing.

9.    BROKERAGE COMMISSIONS. It is understood that there are no brokers involved in this transaction. Each party shall indemnify and hold the other harmless from and against all liabilities, costs, damages, and expenses, including without limitation attorneys’ fees, resulting from or arising out of any claims for finder’s fees or commissions arising out of any contract or commitments made by or through the indemnifying party.

10.    CONDITION OF PROPERTY/REPRESENTATION AND WARRANTIES.

 10.1    Condition of Property. Except as otherwise provided in this Agreement and in any document to be delivered to Buyer at Closing, Buyer agrees (a) that it is purchasing the Property on an “AS IS” basis and based on its own investigation of the Property, (b) that Seller has made no warranty, representation or guarantee, expressed, implied or statutory, written or oral, including, without limitation, any implied warranty of merchantability or fitness for any purpose or of reasonable workmanship, concerning the Property or any of the improvements located thereon or therein, and (c) that Seller has made no warranty, representation or guarantee as to any government limitation or restriction, or absence thereof, pertaining to the Property, or as to the presence or absence of any latent defect, subsurface soil condition, environmental condition, hazardous substance, toxic waste or any other matter pertaining to the physical condition of the Property (collectively, the “Property Conditions”). Except as otherwise provided in this Agreement and in any document to be delivered to Buyer at Closing, the entire risk as to the quality and performance of the Property and Buyer’s use of the Property is with Buyer, and if the Property proves defective following the Closing Date, Buyer, and not Seller, assumes the entire risk and costs of all necessary servicing, curing, correcting, or repair of the defects. In making its decision to purchase the Property, Buyer represents that it has had sufficient opportunity to review, investigate, study and conduct tests on the Property and that it has relied solely upon its investigation of the Property and the Closing Certificate. Except for Seller’s representations and warranties in this Agreement, the Closing Certificate and other documents to be delivered by Buyer at Closing, all of Seller’s statements, whenever made, are made only as an accommodation to Buyer and are not intended to be relied or acted upon in any manner by Buyer. All documents, records, agreements, writings, statistical and financial information and all other information (“Documents”), which have been given to Buyer by Seller have been delivered as an accommodation to Buyer and without any representation or warranty as to the accuracy, enforceability, or assignability of any of the Documents, all of which Buyer relies on at its own risk, except as otherwise expressly set forth in this Agreement. Buyer acknowledges that Seller has made no representation regarding the availability of, or amount of, any fee, assessment, or cost relating to the development, construction, occupancy or ownership of the Property. Seller has not made any representation, warranty or guarantee as to any land use controls or other laws, rules, and regulations of any governmental agency having jurisdiction applicable to the Property. After Closing, Buyer shall be solely responsible for complying with all land use and environmental controls and other laws, rules, and regulation, including without limitation, those pertaining to hazardous substances and toxic wastes.

 10.2    Assumption of Risk and Waivers. Buyer represents and warrants to Seller that Buyer, in Buyer’s sole discretion, has determined that the benefits of owning and enjoying the Property outweigh the risks of the Property Conditions. Buyer covenants and agrees to, upon conveyance of the Property at Closing, assume all risks of impairment of Buyer’s use and enjoyment of the Property, loss of market value of the Property, and property damage or personal injury arising from the Property Conditions. Upon the conveyance of the Property at Closing, Buyer shall assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions and the effect of the Property Conditions, may not have been revealed by Buyer’s investigations; and Buyer, upon the conveyance of the Property at Closing, shall be deemed to have waived, relinquished, and released Seller (and Seller’s respective officers, directors, shareholders, members, managers, employees, and agents) from and against any and all claims, demands, causes of action (including causes of action in tort), losses, damages, liabilities, costs and expenses (including attorneys’ fees and court costs) of any and every kind or character, known or unknown, which Buyer might have asserted or alleged against Seller (and its officers, directors, shareholders, members, managers, employees, and agents) at any time by reason of or arising out of any latent or patent defects or physical conditions, violations of any applicable laws (including, without limitation, any environmental or zoning laws), the Property Conditions, and any and all other acts, omissions, events, circumstances, or matters regarding the Property. Notwithstanding anything to the contrary, Buyer’s waivers, assumption of risk, and release set forth in this Section 10.2 shall not apply in the case of (i) any inaccurate Seller representations or warranties in this Agreement or in the documents delivered to Buyer at Closing, subject to Section 10.3, or (ii) any intentional misrepresentation by Seller to Buyer or intentional concealment by Seller from Buyer of any material fact having to do with the Property which Seller is required after the date of Closing.

 10.3    Representations and Warranties of Seller. Seller represents and warrants to Buyer that as of the Effective Date, the last day of the Due Diligence Period and the Closing:

 (a)   Organization & Binding. Seller is duly formed, validly existing and in good standing under the laws of the state of its formation. Seller has the capacity and authority to execute this Agreement and perform the obligations of Seller under this Agreement. This Agreement is the valid, binding and enforceable obligation of Seller. All action necessary to authorize the execution, delivery and performance of this Agreement by Seller has been taken and such action has not been rescinded or modified. Each person signing this Agreement on behalf of Seller is duly authorized and empowered to do so.

 (b)   No Conflict. Seller is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Seller’s right to enter into and carry out this Agreement.

 (c)   No Litigation. There are no actions, suits or proceedings, pending or, to Seller’s actual knowledge, threatened, before any judicial body or any governmental authority or any other writ, injunction, decree, or demand of any court or governmental authority concerning the Property, except for Plantation Estates Lot Owners’ Association and TY Management Corporation v. Race Randle, et al. (Civil No. 2CCV-25-0003677) in which the plaintiffs have challenged Seller’s annexation of the Land (and other properties) to the Kapalua Resort Declaration (“Pending Litigation”).

 (d)   Compliance. Seller has not received any uncured written notice from any applicable governmental authority that the Property is not in substantial compliance with any federal, state or local statute, ordinance, rule, regulation, requirement or code relating to the ownership, use and operation of the Property.

 (e)   Condemnation. As of the Effective Date, Seller has not received any written notice of the commencement or existence of condemnation or eminent domain proceedings with respect to the Property.

 (f)   Bankruptcy. Seller has not (1) filed any voluntary petition in bankruptcy or other insolvency proceedings or suffered the filing of an involuntary petition in bankruptcy, or filed for any proceedings for reorganization of Seller, or (2) suffered the appointment of a receiver or trustee for all or substantially all of Seller’s property, (3) made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors, or (4) otherwise admitted in writing its inability to pay its debts as they become due.

 (g)   Environmental. Seller’s representations and warranties concerning the environmental condition of the Property in Section 14.1 are true and correct.

 (h)   Non-Foreign Person. Seller is not a “foreign person” within the meaning of the Internal Revenue Code Section 1445 and the regulations promulgated thereunder.

 (i)    Leases. The Property is not encumbered by any leases other than those leases disclosed to Buyer in the due diligence materials or entered into by Seller pursuant to Section 4.1.

 (j)    Wetlands & Endangered Species. Seller has no actual knowledge of the presence at the Land of any wetlands or animal or plant species designated as endangered or threatened under applicable federal or state laws.

The representations and warranties of Seller set forth in Section 10.3 as remade by the certificate of Seller to be delivered to Buyer at Closing shall survive Closing for a period of twelve (12) months and such additional time necessary to resolve any timely filed claim for breached representations and warranties (the “Survival Period”). The term “to Seller’s actual knowledge” shall mean the actual knowledge of Race Randle.

10.4    Representations and Warranties of Buyer. Buyer represents and warrants to Seller that:

(a)    Organization & Binding. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation. Buyer has the capacity and authority to execute this Agreement and perform the obligations of Buyer under this Agreement. All action necessary to authorize the execution, delivery and performance of this Agreement by Buyer has been taken and such action has not been rescinded or modified. Each person signing this Agreement on behalf of Buyer is duly authorized and empowered to do so.

(b)    No Conflict. Buyer is not subject to any judgment or decree of a court of competent jurisdiction or governmental agency that would limit or restrict Buyer’s right to enter into and carry out this Agreement.

(c)    Due Diligence. As of Closing, Buyer will have examined and investigated to Buyer’s full satisfaction the physical condition of the Property and the Document Inventory during the Due Diligence Period. Except for Seller’s representation and warranties set forth in Section 10.3 hereof, the Closing Certificate and other documents delivered by Seller at Closing and the other provisions in this Agreement that expressly survive Closing, Buyer has not relied and will not rely on, and Seller is not liable for or bound by, any express or implied warranties, guaranties, statements, representations or information pertaining to the Property or relating thereto made or furnished by Seller.

(d)    No Bankruptcy. Buyer has not (1) filed any voluntary petition in bankruptcy or other insolvency proceedings or suffered the filing of an involuntary petition in bankruptcy, or filed for any proceedings for reorganization of Buyer, or (2) suffered the appointment of a receiver or trustee for all or substantially all of Buyer’s property, (3) made any assignment for the benefit of its creditors or filed a petition for an arrangement, or entered into an arrangement with creditors or filed a petition for an arrangement with creditors, or (4) otherwise admitted in writing its inability to pay its debts as they become due.

The representations and warranties of Buyer set forth in Section 10.4 shall survive Closing for the Survival Period.

10.5    Effect and Survival. Seller and Buyer acknowledge that the compensation to be paid for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Section 10. Seller and Buyer agree that the provisions of Sections 10.1 through 10.7 shall survive Closing, subject to the Survival Period where specified.

10.6    Covenants of Seller. Seller hereby covenants and agrees with Buyer that from and after the execution of this Agreement until the Closing that:

(a)    Maintenance. Seller will maintain the Property in a condition consistent with its condition on the date of execution of this Agreement.

(b)    Contracts. Except for the agreements and easements contemplated herein, Seller will not enter into any agreement, written or oral, that will be binding on Buyer or the Property subsequent to Closing.

(c)    No Zoning Actions. Except as may be requested by Buyer in writing, Seller will not take, approve or consent to any action or omission that would change the zoning, uses, permits or licenses of or for the Property and Seller will not take any entitlement action or file applications for entitlement actions relating to the Property.

(d)    No Encumbrances. Except as otherwise contemplated herein, Seller shall not place on, nor consent to the placement on, any of the Property, any lien, encumbrance, or other matter which would constitute an encumbrance or title exception to the Property and/or under Schedule B of the Preliminary Report unless such matter shall be released prior to Closing at no cost to Buyer.

(e)    Compliance. Seller agrees not to take any action or fail to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement or which will cause or prevent the Title Company to issue to Buyer the Title Policy with liability in the full amount of the Closing Price showing Buyer in title, subject only to the Permitted Exceptions. Consistent therewith, Seller shall satisfy all customary requirements and other matters set forth in the Title Commitment so that the same are deleted and not transferred to Schedule B of the Title Policy.

10.7    Covenants of Buyer.

(a)    Non-Binding Entitlements. Except for the agreements contemplated herein and the ~~[ REDACTED ]~~, Buyer will not enter into any agreement, written or oral, that will be binding on the Property prior to Closing.

(b)    No Zoning Action. Prior to Closing, Buyer will not take, approve or consent to any action or omission that would change the zoning, uses, permits or licenses of or for the Property other than ~~[ REDACTED ]~~, except with the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed.

(c)    No Encumbrance. Except as otherwise contemplated herein, prior to the Closing, Buyer shall not place on, nor consent to the placement on, any of the Property, any lien, encumbrance, or other matter which would constitute an encumbrance or title exception to the Property and/or under Schedule B of the Preliminary Report, except with respect to the ~~[ REDACTED ]~~.

(d)    Compliance. Buyer agrees not to take any action after the date of the execution of this Agreement and prior to Closing which will cause or prevent the Property from being in compliance with the provisions of this Agreement.

11.    ENTRY ON PROPERTY.

 11.1   License to Enter. Beginning on the Effective Date and at all times prior to Closing, Seller shall, upon reasonable notice required below and at reasonable times, make the Property available to Buyer and its agents, employees, consultants, and representatives for such inspections and tests as Buyer deems appropriate, including without limitation, a Phase I environmental and geotechnical study, at Buyer’s sole cost and expense. Buyer shall provide notice to Seller (which notice may be by email to Race Randle at ~~[ REDACTED ]~~ and Jon Grobe at ~~[ REDACTED ]~~) at least one (1) business day prior to any entry onto the Property. Seller may have a representative present during any tests or investigations. After any entry, testing or investigations, Buyer shall immediately restore the Property to the Property’s condition before Buyer entered on the Property. Buyer shall not allow any dangerous or hazardous condition to be created on or arise from Buyer’s entry, testing or investigations on the Property. Buyer shall comply with all applicable laws and governmental regulations applicable to the Property. This limited license will be deemed revoked upon termination of this Agreement. Buyer’s obligations under this paragraph shall survive the Close of Escrow and the termination of this Agreement.

 11.2   Indemnification on Entry. Buyer shall indemnify, defend and hold the Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and parent corporations, affiliated entities, and predecessors, successors and assigns, and the Property harmless from and against all claims, loss, liability, damage, expense and cost (including, without limitation, attorneys’ fees and costs) arising from or relating to the entry of Buyer and its representatives, agents and contractors on the Property, except to the extent caused by (i) Seller’s negligence or misconduct or (ii) the mere discovery of a preexisting condition (even if unknown to Seller) and which are not exacerbated by the activities of said persons. Buyer’s obligations under this paragraph shall survive the Close of Escrow and the termination of this Agreement, and shall not be limited by any insurance required under Section 11.3.

 11.3    Insurance on Entry. Buyer shall maintain or cause its contractors or consultants to maintain adequate comprehensive liability insurance policies to cover Buyer’s activities on the Property. Buyer shall keep the Property free and clear of all mechanics’ liens and materialmen’s liens arising out of any of Buyer’s activities. Before entering on the Property, Buyer shall deliver to Seller a certificate of insurance evidencing compliance with the terms of this paragraph. The liability insurance policy shall have a combined single limit per occurrence liability limit of at least $2,000,000 for premises liability, bodily injury and property damage, shall be primary and noncontributing with any insurance which may be carried by Seller, and shall name Seller as an additional insured. The insurance policy shall be maintained and kept in effect by Buyer (or Buyer’s agent), at Buyer’s (or Buyer’s agent’s) sole expense, at all times during the term of this Agreement.

12.    RISK OF LOSS.

 12.1    Condemnation. If, before the Closing, all or any material portion of the Property is taken by eminent domain or is the subject of a pending taking or offer under the threat of condemnation which has not been consummated (collectively, a “Taking”), Seller promptly shall notify Buyer of the event after actual knowledge of the Taking and, in that event, Buyer shall have the option to terminate this Agreement by delivery of written notice of Buyer’s election to Seller within thirty (30) days after receipt of Seller’s notice. If Seller has not received Buyer’s notice within the 30-day period, then Buyer shall be deemed to have elected not to terminate the transactions contemplated by this Agreement, and Seller will (x) pay to Buyer any condemnation awards or proceeds from any such proceedings or actions received by Seller prior to Closing, (y) assign to Buyer in writing Seller’s right to any condemnation awards or proceeds which have not been received prior to Closing and (z) assign to Buyer in writing all of Seller’s rights to defend such proceedings or actions, and Buyer will take the Property subject to any such condemnation proceeding. In the event Buyer elects to terminate this Agreement pursuant to this Section 12, Buyer and Seller shall share equally all escrow cancellation charges, Escrow Holder shall promptly release the nonrefundable portions of the Deposits to Seller, return the remaining refundable portion of the Deposits to Buyer, and upon such disbursements this Agreement shall terminate. A “material portion of the Property” means any portion of the Property which, if taken, would materially affect the planned parking or access to the Property, exceeds five percent of the value of the Closing Price, would reduce the ~~[ REDACTED ]~~ or would otherwise impair the feasibility or desirability to develop ~~[ REDACTED ]~~.

 12.2    Casualty. If the Property is damaged by any casualty or destruction before Closing, Seller will promptly notify Buyer in writing of such damage, and Buyer may: (i) terminate this Agreement by written notice to Seller, whereupon the Earnest Money will be returned to Buyer, this Agreement will terminate and the parties will have no further rights or obligations except those that survive the Closing; (ii) waive such termination right, whereupon this Agreement will remain in full force and effect, and, if the Land is damaged by such casualty or destruction, Seller will (x) pay to Buyer the insurance proceeds from such damage to the Land which has been received by Seller on or before Closing, and (y) assign to Buyer in writing Seller’s rights to any insurance proceeds for such damage to the Land not yet paid at Closing and Buyer will take the Property subject to such damage; or (iii) waive such termination right, whereupon this Agreement will remain in full force and effect, Buyer will receive a credit against the Closing Price at Closing in the amount of the Casualty Loss Value limited to any damage to the Land and Seller will retain all rights to any insurance proceeds. Buyer acknowledges that in no event shall Buyer be entitled to any insurance proceeds for the existing building and any other improvements on the Land, which Buyer plans to demolish and remove after Closing to develop ~~[ REDACTED ]~~. Buyer further acknowledges that Seller shall have no obligation to remove or repair the existing building or any other improvements on the Land in the event of damage by any casualty or destruction before Closing. If Buyer does not make any election within 30 days after receipt of Seller’s written notice of such damage, then Buyer will be deemed to have elected the action in romanette (ii) above. If Buyer elects the right in romanette (iii) above, then the Closing will be adjourned for up to 60 days to determine the Casualty Loss Value. A “Casualty Loss Value” means the loss in value of the Property due to a casualty event as determined by either (i) a third-party insurance consultant or (ii) an MAI certified appraiser (such consultant or appraiser to have at least three (3) years of professional experience valuing casualty losses to real property) selected by Buyer.

13.    GENERAL PROVISIONS.

 13.1    Assignment.

 (a)    Binding. This Agreement shall be binding upon and shall inure to the benefit of Buyer and Seller and their respective successors and permitted assigns.

 (b)    Buyer Assignment. Buyer may not assign its rights under this Agreement without the consent of Seller, in its sole and absolute discretion. Any direct or indirect change in ownership or control of Buyer prior to Closing shall constitute an assignment for purposes of this restriction.

 (c)    Seller Assignment. Seller shall not have the right to assign this Agreement or any interest or right under this Agreement or under the Escrow, without the prior written consent of Buyer, other than to (i) any person or entity directly or indirectly controlling, controlled or under common control with Seller and which holds title to the Property; (ii) to a qualified intermediary in connection with a tax deferred exchange pursuant to Section 15; or (iii) to a person or entity acquiring all or substantially all of Seller’s land in the Project District, so long as any assignment is subject to the terms of this Agreement.

13.2    Attorneys’ Fees and/or Costs. In any action or proceeding between the parties to enforce or interpret any of the terms or provisions of this Agreement, the prevailing party in the action or proceeding shall be entitled to its reasonable costs and expenses, including without limitation, costs and reasonable attorneys’ fees.

13.3    Notices and Approvals. Any notice, approval, disapproval, demand or other communication required or permitted to be given by any provision of this Agreement (“Notice”) which either party desires to give to the other party or to Escrow Holder shall be in writing and shall be deemed to be sufficiently given or served if: (a) delivered personally to the party to whom the notice is to be delivered; or (b) sent by mail, express mail or commercial courier addressed to the party at the party’s address as it appears in this Agreement, or at any other address as that party may from time to time specify by written notice; or, (c) given by email. Any notice shall be deemed to be given as of the date received, except that if the party declines to acknowledge receipt or has changed his address and not otherwise informed the other party of the new address, receipt shall be deemed as of the date of the attempted delivery.

13.4    Controlling Law. This Agreement shall be construed under the laws of the state where the Property is located which are in effect at the time of the signing of this Agreement.

13.5    Titles and Caption. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to paragraph numbers are to paragraphs in this Agreement, unless expressly stated otherwise.

13.6    Interpretation. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The word “including” shall be construed as if followed by the words “without limitation.” If a dispute arises over the interpretation or construction of any provision, term, or word contained in this Agreement, this document shall be interpreted and construed neutrally, and not against either Buyer or Seller.

13.7    No Waiver. A waiver by either party of a breach of any of the covenants, conditions or obligations under this Agreement to be performed by the other shall not be construed as a waiver of any succeeding breach of the same or other covenants, conditions or obligations of this Agreement.

13.8    Modifications. Any alteration, change, or modification of or to this Agreement, in order to become effective, shall be made in writing and in each instance signed on behalf of each party.

13.9    Severability. If any term or provision of this Agreement, or its application to any party or set of circumstances, shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term or provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and each shall be valid and enforceable to the fullest extent permitted by law.

13.10    Integration of Prior Agreements and Understandings. This Agreement contains the entire understanding between the parties relating to the transaction contemplated by the Agreement. All prior or contemporaneous agreement, understandings, representations, warranties, and statements, whether oral or written, are superseded by this Agreement.

13.11    Not An Offer. Seller’s delivery of unsigned copies of this Agreement is solely for the purposes of review by Buyer, and neither the delivery nor any prior communications between Buyer and Seller, whether oral or written, shall in any way be construed as an offer by Seller, nor in any way imply that Seller is under any obligation to enter the transaction which is the subject of this Agreement. The signing of this Agreement by Buyer constitutes an offer which shall not be deemed accepted by Seller unless and until Seller has signed this Agreement and delivered a duplicate original to Buyer.

13.12    Time of Essence. Time is expressly made of the essence as to the performance of each and every obligation and condition of this Agreement.

13.13    Possession of Property. Buyer shall be entitled to exclusive possession of the Property upon execution and delivery of the Limited Warranty Deed.

13.14    Counterparts. This Agreement may be signed in multiple counterparts which shall, when signed by all parties constitute a binding agreement.

13.15    Exhibits Incorporated by Reference. All exhibits attached to this Agreement are incorporated in this Agreement by this reference.

13.16    Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day (such as the Effective Date), and including the last day, unless the last day is not a Business Day, and then that day is also excluded. All references to time shall be deemed to refer to Hawaii time.

13.17    Survival. Except as otherwise provided herein, all of the terms and provisions hereof shall not survive the Closing and the delivery of the Limited Warranty Deed.

13.18    Buyer’s Work Product Concerning the Property. If for any reason Buyer fails to purchase the Property, except in the event of a Seller Default, upon written request from Seller, Buyer shall immediately assign and deliver, to the extent assignable and deliverable, without recourse, representation and warranty, to Seller, at no cost to Seller, or authorize immediate delivery by such third parties preparing same, copies of any and all due diligence tests, studies and reports prepared by third parties for Buyer in connection with Buyer’s inspection of the Property (“Work Product”), at no cost to Seller. The Work Product shall exclude any appraisals, broker opinions of value, market studies, or attorney or other privileged work product or entitlement or design materials.

13.19    No Obligations to Third Parties. The execution and delivery of this Agreement shall not be deemed to confer any rights upon, nor obligate any of the parties to this Agreement to, any person or entity other than Seller and Buyer.

13.20    Exclusivity. Upon execution of this Agreement by Buyer, Seller shall stop and cause its employees, agents, representatives and affiliates to immediately stop, all marketing of the Property to any third persons or entities other than Buyer with respect to any acquisition of the Property, and will also refrain from and shall cause its employees, agents, representatives and affiliates to refrain from, directly or indirectly soliciting, accepting or entering into any offer, agreement or arrangement with any third party other than Buyer for the duration of this Agreement, except that Seller may enter into new leases or licenses to third parties pursuant to Section 4.1 and Seller may discuss the Property with any interested third parties that approach Seller prior to Closing. This exclusivity provision can be terminated before the end of the Due Diligence Period only by written agreement between Buyer and Seller. If Buyer delivers the Acceptance Notice before the Due Diligence Period expires, then, concurrent with the initial release of $100,000 of the Deposits pursuant to Section 2.5(a)(ii), Seller shall sign a memorandum of this Agreement in the form of Exhibit L (“Memorandum”) and Buyer may record the same in the public records to provide record notice of its rights under this Agreement.

14.    HAZARDOUS MATERIALS DISCLOSURE AND INDEMNIFICATION.

 14.1    Hazardous Material Disclosure. Seller and Buyer understand, acknowledge and agree that current and/or future federal, state and local regulations may require the clean-up of toxic, hazardous or undesirable materials, if any, at the expense of those persons who in past, present or future have had any interest in the Property, including, but not limited to, current, past and future owners and users of any such Property. SELLER AND BUYER HAVE BOTH BEEN ADVISED TO SEEK AND CONSULT WITH INDEPENDENT LEGAL COUNSEL AND HAVE CONSULTED WITH SUCH COUNSEL, TO THE EXTENT THAT EACH HAS DEEMED NECESSARY, PRIOR TO THE EXECUTION OF THIS AGREEMENT, TO DETERMINE THEIR POTENTIAL OBLIGATIONS AND LIABILITY WITH RESPECT TO SUCH TOXIC, HAZARDOUS AND UNDESIRABLE MATERIAL.

 Seller represents and warrants, to its actual knowledge, without inquiry, that the Property is not in violation of any federal, state or local law, ordinance or regulation relating to industrial hygiene, Hazardous Materials (as defined herein) or to environmental conditions on, or about the Property, including, but not limited to soil and ground water conditions. Further, Seller represents and warrants that during the time Seller has leased, owned or controlled the Property, neither Seller, nor, to the Seller’s actual knowledge, any third party, has used, generated, manufactured, produced, transported or stored or disposed of, on, under or above the Property, transported to or from the property any inflammable explosives, asbestos, radioactive materials, hazardous waste, toxic substances or related hazardous materials, whether injurious by themselves or in combination with other materials (collectively “Hazardous Materials”) in violation of applicable law, except that Seller has informed Buyer that Seller or Seller’s affiliated companies have used pesticides and other chemicals on the Property in connection with agricultural operations and that some of the pesticides or other chemicals, including but not limited to arsenic, may remain on the Property. For the purpose of this Agreement, Hazardous Materials include but are not limited to substances defined as “hazardous or toxic substances”, “hazardous or toxic materials”, or “hazardous or toxic wastes”, or other form of pollutant or contaminants including petroleum, asbestos, polychlorinated biphenyls and radioactive materials in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et. seq.; Hazardous Materials Transportation Act, 49 U.S.C. §5101, et. seq.; Resource Conservation and Recovery Act, 42 U.S.C. §6901, et. seq.; 42 U.S.C. Section 7401 et. seq., 33 U.S.C. Section 1251 et. seq.; and in the regulations adopted and publications promulgated pursuant to said laws and in any relevant or corresponding or supplemental laws, of the State of Hawaii or any municipality thereof, together with any successor or amended laws or regulations as may be hereinafter promulgated, or new regulations or laws similarly purporting to regulate substances used, generated, disposed of or situated in real property which are hereinafter enacted. Upon the Close of Escrow, Buyer shall be deemed to have released Seller and Seller’s officers, directors, shareholders, employees, agents, subsidiary and partner corporation, affiliated entities, predecessors, successors, and assigns, from all claims, losses, liabilities, damage, fines, causes of action, penalties, costs and expenses (including without limitation, reasonable attorneys’ fees and costs) arising from or relating to any use of, or conduct or presence on the Property of any Hazardous Materials, including without limitation, the use, generation, storage, release, transportation, presence, and discharge of any hazardous waste or toxic substance (as defined under any applicable federal, state or local code, statue, ordinance or rule) or of any petroleum or hydrocarbon product or by-product, except for Seller’s representation and warranties set forth in Section 10.3, the Closing Certificate and other documents delivered by Seller at Closing and the other provisions in this Agreement that expressly survive Closing.

15.    TAX DEFERRED EXCHANGE. Seller reserves the right to structure the conveyance of the Property to Buyer as a tax-deferred exchange under Section 1031 of the Code. Seller may assign this Agreement to a qualified intermediary in order to facilitate the Code Section 1031 exchange transaction. Seller and Buyer agree to, at no cost to the other, cooperate in effecting such transaction, including, without limitation, consenting to the assignment of this Agreement to a qualified intermediary, provided that any such exchange transaction, and the related documentation, shall: (a) not require Seller or Buyer to execute any contract (other than as set forth herein), make any commitment, or incur any obligations, contingent or otherwise, to third parties which would expand Seller’s or Buyer’s obligations beyond this Agreement, (b) not delay the Closing or the transaction contemplated by this Agreement, or (c) not include Seller’s or Buyer’s acquiring title to any other property. The obligations of Buyer under this paragraph shall survive the Closing and shall not be merged therein.

16.    PUBLIC DISCLOSURE. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Buyer and Seller and their respective counsel, except that Seller may make any disclosure Seller reasonably believes is necessary to comply with applicable law or prudent as a publicly traded company.

18.    EXECUTION. This Agreement may be executed in counterparts and signatures delivered by electronic means or fax transmission shall be valid and binding for all purposes.

[Signatures on Following Page]

IN WITNESS WHEREOF Seller and Buyer have executed this Agreement as of the Effective Date.

“BUYER”	“SELLER”
DC KAPALUA 1 PROPERTY, LLC By: ~~[ REDACTED ]~~  By: /s/ ~~[ REDACTED ]~~ Name: ~~[ REDACTED ]~~  Its: CEO	MAUI LAND & PINEAPPLE COMPANY, INC. By: /s/ Race Randle Name: Race Randle Title: CEO

“The exhibits and schedules are omitted in accordance with Item 601(a)(5) of Regulation S-K. The Registrant will furnish a copy of any omitted exhibit or schedule to the Securities and Exchange Commission supplementally upon request.”